Exhibit (d)(18)

INVESTMENT SUBADVISORY CONTRACT
FOR THE
CLEARWATER INTERNATIONAL FUND,
A SERIES OF
CLEARWATER INVESTMENT TRUST

AGREEMENT made as of the 29th day of October, 2010, by and among CLEARWATER INVESTMENT TRUST, a Massachusetts business trust (the “Trust”), CLEARWATER MANAGEMENT CO., INC., a Minnesota corporation (the “Manager”), and AXA Rosenberg Investment Management LLC, a Delaware limited liability company (the “Subadviser”) and shall be effective as of the “Effective Date” defined below.

W I T N E S S E T H:

WHEREAS, the Manager acts as the investment advisor for Clearwater International Fund (the “Fund”), a series of the Clearwater Investment Trust, a Massachusetts business trust (the “Trust”), pursuant to a Management Agreement between the Manager and the Trust;

WHEREAS, the Manager provides general management services to the Fund and has overall supervisory responsibility for the general management and investment of the Fund’s portfolio, including the establishment of the Fund’s overall investment strategies, the selection, monitoring and evaluation of Fund subadvisers, and the allocation of Fund assets among subadvisers;

WHEREAS, specific portfolio purchases and sales for all or a portion of the Fund’s assets may be made by one or more subadvisers selected and appointed by the Manager, subject to the pre-approval of the Board of Trustees of the Trust (the “Board”);

WHEREAS, the parties entered into an investment subadvisory contract dated January 24, 2009 which is currently in effect (“Current Subadvisory Contract”);

WHEREAS, on or about June 9, 2010, the Subadviser notified the Manager of an anticipated change in the ownership structure of its parent company, AXA Rosenberg Group LLC (“AXA Rosenberg Group”);

WHEREAS, this change in ownership is currently anticipated to close within 150 days or less from June 4, 2010 (the date of such closing of the change in ownership of AXA Rosenberg Group shall hereinafter referred to as the “Effective Date”) and may trigger the assignment provision in Paragraph 7 of Current Subadvisory Contract;

WHEREAS, Manager desires to continue utilize the services of the Subadviser with respect to all or a portion of the Fund’s assets on the same substantive terms and conditions as the Current Subadvisory Contract, as hereinafter set forth; and

WHEREAS, the Subadviser is willing to continue perform such services on the same substantive terms and conditions as the Current Subadvisory Contract, as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits herein contained, it is agreed as follows:

1. The Subadviser’s Appointment and Services.

(a) As of the Effective Date, the Current Subadvisory Contract shall automatically terminate and this Agreement shall automatically come into effect, under which the Manager shall hereby appoint the Subadviser to act as investment subadviser for that portion of the assets of the Fund that the Manager determines to allocate to the Subadviser from time to time (such assets referred to hereafter as the “Fund” or Sub-Advisory Portfolio).  The Subadviser shall accept the appointment and agree to furnish the services described herein for the compensation set forth below.  Subject to the supervision of the Manager and the Trust’s Board of Trustees, the investment policies and restrictions applicable to the Fund as set forth in the Trust’s registration statement, such resolutions as from time to time may be adopted by the Trust’s Trustees and furnished to the Subadviser and such other applicable policies and procedures of the Trust as contained in its program adopted pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), in each case to the extent such policies and restrictions, resolutions, and other applicable policies and procedures have been communicated promptly to the Subadviser with reasonable advance notice prior to their effectiveness, the Subadviser is hereby authorized and directed and hereby agrees to develop, recommend and implement such investment program and strategy for the Fund as may from time to time in the circumstances appear most appropriate to the achievement of the investment objectives of the Fund as stated in the aforesaid registration statement, to provide research and analysis relative to the investment program and investments of the Fund, to determine what securities should be purchased and sold and what portion of the assets of the Fund should be held in cash or cash equivalents or other assets and to monitor on a continuing basis the performance of the portfolio securities of the Sub-Advisory Portfolio.  In addition, the Subadviser will place orders for the purchase and sale of portfolio securities and will advise the custodian for the Sub-Advisory Portfolio on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer.

The Subadviser does not guarantee the future performance of the Sub-Advisory Portfolio or any specific level of performance, the success of any investment decision or strategy that the Subadviser may use, or the success of the Subadviser’s overall management of the Sub-Advisory Portfolio.  The Manager understands that investment decisions made for the Fund by the Subadviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

(b) The Subadviser shall vote all proxies with respect to securities held in the Sub-Advisory Portfolio in accordance with the Subadviser’s proxy voting guidelines and procedures in effect from time to time.  In the event material changes are made to such proxy voting guidelines, the Subadviser agrees to provide the Manager with a copy of the revised proxy voting guidelines.  The Manager agrees to instruct the Fund’s custodian to forward all proxy materials and related shareholder communications to the Subadviser promptly upon receipt.  The Subadviser agrees to promptly inform the Manager and the Fund of any conflict of interest of which the Subadviser is aware that the Subadviser has in voting proxies with respect to securities held in the Sub-Advisory Portfolio.  The Subadviser shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.

(c) From time to time as the Trustees of the Trust or the Manager may reasonably request, the Subadviser will furnish to the Trust’s officers and to each of its Trustees reports relating to the Sub-Advisory Portfolio, including reports concerning investment performance, portfolio transactions, Sub-Advisory Portfolio holdings, compliance, brokerage practices and proxy voting, all in such detail as any such Trustee or the Manager may reasonably request.  The Subadviser also will inform the Trust’s officers and Trustees on a current basis of material changes in investment strategy or tactics.  The Subadviser will make its officers and employees available to meet with the Trust’s officers and Trustees and the Manager at least quarterly on due and reasonable notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions.

(d) The Subadviser has provided the Manager with a true and complete copy of its compliance policies and procedures that are reasonably designed to prevent violations of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) as they relate to the Subadviser’s services to the Fund (the “Subadviser Compliance Policies”).  The Subadviser’s chief compliance officer (the “Subadviser CCO”) shall provide to the Trust’s Chief Compliance Officer (the “Trust CCO”) or his or her delegate, promptly (and in no event more than 10 business days) after identifying the occurrence of the triggering event, the following:

(i) a report of any material changes to the Subadviser Compliance Policies;

(ii) a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Subadviser Compliance Policies;

(iii) a copy of a summary of the Subadviser CCO’s report with respect to the annual review of the Subadviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv) an annual (or more frequently as the Trust CCO may request) certification regarding the Subadviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 under the 1940 Act as well as the foregoing sub-paragraphs (i) - (iii).

(e) The Subadviser will timely notify the Manager of any material violations by the Subadviser of the Fund’s investment policies or restrictions, in each case to the extent such policies and restrictions have been communicated promptly to the Subadviser with reasonable advance notice prior to their effectiveness, or any applicable law or regulation.

(f) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees that all records which it specifically maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Manager’s request, subject to applicable laws and regulations. The Subadviser further agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 3la-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

(g) The Subadviser agrees to cooperate with all reasonable requests of the Manager or Trust officers on behalf of the Trust involving the Trust’s financial reports and filings and any certifications by the Trust officers relating thereto.

2. Brokerage Practices.

(a) In connection with purchases and sales of portfolio securities for the Sub-Advisory Portfolio, the Subadviser will not act as a principal or agent or receive any commission except as permitted by the 1940 Act.  The Subadviser shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Sub-Advisory Portfolio with brokers or dealers selected by the Subadviser.  In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Sub-Advisory Portfolio the most favorable execution and net price available except as otherwise described herein.  It is understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers consistent with the requirements of Section 28(e) of the Securities Exchange Act of 1934 and applicable regulatory guidance, subject to review by the Trust’s Trustees from time to time with respect to the extent and continuation of this practice.  It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services (and the services of the Subadviser’s affiliates) to other clients.  The Subadviser will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Subadviser or the Manager, except pursuant to any Board approved 17e-1 Policies and Procedures for affiliated brokerage transactions.

(b) On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Sub-Advisory Portfolio as well as other clients, the Subadviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner it considers to be equitable and consistent with applicable regulatory obligations as well as its fiduciary obligations to the Fund and to such clients.

3. Other Relationships, Clients etc.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, any interested person (as defined in the 1940 Act) of the Subadviser, any organization in which the Subadviser may have an interest or any organization which may have an interest in the Subadviser and that the Subadviser, any such interested person or any such organization may have an interest in the Trust.  It is also understood that the Subadviser, the Manager and the Trust may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses.  When a security proposed to be purchased or sold for the Trust is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser shall make such purchases or sales on a pro rata, rotating or other equitable basis so as to avoid any one account being preferred over any other account.  The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Sub-Advisory Portfolio.  In addition, the Manager understands that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadviser or any affiliate of the Subadviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

4. Disclosure.

(a) Neither the Manager, on its own behalf or on behalf of the Fund, or the Subadviser shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information that they may be entitled or bound to disclose by law, regulation or that is disclosed to their advisors where reasonably necessary for the performance of their professional services.

(b) Notwithstanding the provisions of Subsection 4(a), to the extent that any market counterparty with whom the Subadviser deals requires information relating to the Fund (including, but not limited to, the identity of the Manager or the Fund and market value of the Fund), the Subadviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

(c) Notwithstanding the provisions of Subsections 4(a) and 4(b), the Subadviser acknowledges that the Manager and the Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act to the extent applicable, and the Subadviser hereby agrees that it (i) shall not consult with any other subadviser to the Fund with respect to transactions in securities for the Sub-Advisory Portfolio or any other transactions of Fund assets and (ii) will provide advice and otherwise perform services hereunder exclusively with respect to the Sub-Advisory Portfolio of the Fund.  The provision of historical transaction data in electronic format for wash sale monitoring purposes shall not be deemed to be in violation of (i) above

5. Instruction to Custodian.

The Subadviser shall not have control of the investments or cash, including the investment of such cash, in the Fund but shall have authority to issue to the Fund’s custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Sub-Advisory Portfolio that it has initiated.  In addition, the Fund’s custodian shall be responsible for executing all foreign exchange transactions made or required to be made in conjunction with settling the purchase and sale of securities in the Sub-Advisory Portfolio.  The Manager shall ensure that the Fund’s custodian is obliged to comply with any instructions of the Subadviser given in accordance with this Agreement.  The Subadviser will not be responsible for supervising the Fund’s custodian.

6. Subadviser’s Compensation.

The Manager shall pay to the Subadviser for its services hereunder a fee at the annual rates set forth below based on the Fund’s net assets under the Subadviser’s management.

First $50 million	.85 of 1%
Next $50 million	.75 of 1%
All assets in excess of $100 million	.65 of 1%

Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund’s month end net assets under the Subadviser’s management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter.  If this Agreement shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Agreement is in effect.  The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement.

7. Assignment and Amendment.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event of the termination of the Management Contract between the Trust and the Manager insofar as it applies to the Fund; provided, that such termination shall not relieve either party of any liability incurred hereunder. The terms of this Agreement shall not be changed unless such change is approved in accordance with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the Securities and Exchange Commission (the “SEC”).

8. Effective Period and Termination of this Agreement.

(a) This Agreement shall become effective as of the Effective Date and shall remain in full force and effect until one year from the date hereof and from year to year thereafter, but only so long as its continuance is approved annually in accordance with the requirements of the 1940 Act, and as such requirements may be modified by rule, regulation or order of the SEC, subject to the respective rights of the Trust, the Manager and the Subadviser to terminate this Agreement as provided in paragraphs (b) and (c) hereof.

(b) The Trust or the Manager may at any time terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice given to the Subadviser.

(c) The Subadviser may at any time terminate this Agreement by not less than one hundred twenty (120) days’ written notice given to the Trust and the Manager.

9. Representations and Warranties.

The Subadviser represents and warrants to the Manager that the Subadviser:

(a) is experienced in providing the types of services it has been retained to provide under this Agreement and with all applicable laws and regulations relating thereto;

(b) is registered as an “investment adviser” under the Advisers Act;

(c) and any of its affiliated persons have not committed acts that would subject them to disqualification under Section 9(a) of the 1940 Act;

(d) is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator; and

(e) maintains insurance coverage in an appropriate amount and shall upon request provide to the Manager any information it may reasonably require concerning the amount of or scope of such insurance.

10. Complete Agreement.

This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with Section 7 hereof and the applicable requirements of the 1940 Act.

11. Nonliability of the Subadviser.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser, or of reckless disregard of its obligations and duties hereunder, the Subadviser shall not be subject to, and shall be held harmless from, any liability to the Manager or the Trust, to any shareholder of the Fund, or to any person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.  Nothing herein, however, shall derogate from the Subadviser’s obligations under applicable federal and state securities laws.

12. Limitation of Liability of the Trustees, Officers and Shareholders.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust but are binding only upon the assets and property of the Fund.

13. Notices.

Any notice, instruction, request or other communications required or contemplated by this Agreement shall be in writing and shall be duly given when deposited by first class mail, postage prepaid, addressed to (or delivered by hand with confirmation to) the Trust, the Manager or the Subadviser at the applicable address set forth below:

If to Subadviser:

AXA Rosenberg Investment Management LLC
4 Orinda Way Bldg E
Orinda, CA  94563
Attention:

With a copy to:

AXA Rosenberg Investment Management LLC
4 Orinda Way Bldg E
Orinda, CA  94563
Attention:  Legal Department

If to Trust:

Clearwater Investment Trust
2000 Wells Fargo Place,
30 East 7th Street
St. Paul, MN  55101-4930

If to Manager:

Clearwater Management Co., Inc.
2000 Wells Fargo Place,
30 East 7th Street
St. Paul, MN  55101-4930

14. Disclosure Statement.

The Manager and the Trust acknowledge receipt of the Subadviser’s written disclosure statement required by Rule 204-3 under Advisers Act not less than 48 hours prior to entering into this Agreement.

15. Governing Law.

This Agreement and all performance hereunder shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Minnesota.

16. Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and as of the day and year first written above.

CLEARWATER INVESTMENT TRUST

By:  /s/ Jennifer Lammers
Name: Jennifer Lammers
Title: Chief Compliance Officer

CLEARWATER MANAGEMENT CO., INC.

By:  /s/ Philip W. Pascoe
Name: Philip W. Pascoe
Title: Chairman

AXA ROSENBERG INVESTMENT MANAGEMENT LLC

By:  /s/ William Wiebe
Name: William Wiebe
Title: Chief Legal Counsel